Exhibit 10.38

MARATHON PETROLEUM CORPORATION
Amendment to Certain Outstanding MPC Restricted Stock Award Agreements
and Performance Unit Award Agreement

THIS AMENDMENT is adopted this November 18, 2013, by MARATHON PETROLEUM CORPORATION (herein referred to as the "Corporation" or “MPC”).

W I T N E S S E T H:

WHEREAS: The Corporation previously sponsored the Marathon Petroleum Corporation Second Amended and Restated 2011 Incentive Compensation Plan, which was more recently replaced by the Marathon Petroleum Corporation 2012 Incentive Compensation Plan (collectively, the “Plan”), and per the Plan terms Employee Award Agreements under the Plan may be amended or modified if evidenced in writing and signed by an authorized representative of the Corporation; and

WHEREAS: Garry L. Peiffer, Executive Vice President of Corporate Planning and Investor & Government Relations, has notified the Corporation that he will retire effective January 1, 2014; and

WHEREAS: In light of Mr. Peiffer’s nearly forty years of service to the Corporation and its predecessors and his significant contributions to the spinoff of the Corporation from Marathon Oil Corporation in 2011, the formation and initial public offering of MPLX LP in 2012 and other major business development, information technology and procurement projects, the Corporation wishes to amend all outstanding Employee Award Agreements that evidence the grant of restricted shares of MPC common stock (“Restricted Shares”) to Mr. Peiffer under the Plan (the “Restricted Stock Award Agreements”) to provide for accelerated vesting of all outstanding Restricted Shares upon his retirement in good standing effective on or after January 1, 2014, which such outstanding Restricted Shares are expected to consist of 23,186; and

WHEREAS: The Corporation also wishes to amend the outstanding Employee Award Agreement that evidences the grant to Mr. Peiffer under the Plan of MPC performance units (“Performance Units”) for the performance cycle of January 1, 2012, through December 31, 2014, (the “2012 Performance Unit Award Agreement”) to provide that upon his retirement in good standing effective on or after January 1, 2014, Mr. Peiffer will not receive the pro-rata payout as set forth in Paragraph 6 of the 2012 Performance Unit Award Agreement but will instead remain eligible for the payout ultimately determined in accordance with certain remaining terms of the 2012 Performance Unit Award Agreement; and

WHEREAS: The Corporation has authorized the amendment and modification of the terms of Employee Award Agreements in this manner and Gary R. Heminger is an authorized representative of the Corporation and, as the President and Chief Executive Officer of the Corporation, is the Authorized Officer under the terms of the Plan; and

WHEREAS: This Amendment does not adversely affect the rights of Mr. Peiffer under the Restricted Stock Award Agreements or the 2012 Performance Unit Award Agreement.

NOW THEREFORE:  Effective as of November 18, 2013, each of the Restricted Stock Award Agreements is hereby amended and the following provision shall apply to each such Restricted Stock Award Agreement:

Exhibit 10.38

Notwithstanding any other provision of this Award Agreement to the contrary, all outstanding Restricted Shares shall immediately vest in full upon termination of the Participant’s Employment due to Retirement in good standing effective on or after January 1, 2014; provided, however, that the Participant must be in continuous Employment until January 1, 2014, in order for the Restricted Shares to vest. If the Employment of the Participant is terminated for any reason (including earlier Retirement) other than death or for a “Qualified Termination,” as such term is defined in the MPC Amended and Restated Executive Change in Control Severance Benefits Plan, prior to January 1, 2014, any Restricted Shares that have not vested as of the date of such termination of Employment shall be forfeited to the Corporation.

FURTHER: Effective as of November 18, 2013, the 2012 Performance Unit Award Agreement is hereby amended and Paragraph 6 of the 2012 Performance Unit Award Agreement shall be amended in its entirety to read as follows:

In the event of the Retirement in good standing of the Participant effective on or after January 1, 2014, the Participant’s right to receive the Performance Units shall continue to vest as of the date of Retirement through the end of the Performance Cycle, and the Participant’s Performance Units under this Agreement shall be paid-out based on the performance for the Performance Cycle as determined and certified by the Committee in accordance with Paragraph 2 at the close of the Performance Cycle, and payable for the full Performance Cycle rather than on a pro-rata basis. Such payment shall be made as soon as administratively practical following the Committee’s determination under Paragraph 2, and, in any event, during the calendar year following the close of the Performance Cycle. If, in accordance with the Committee’s determination, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph and the making of the related payout, if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full. The death of the Participant following Retirement but prior to the close of the Performance Cycle shall have no effect on this Paragraph.

The Restricted Stock Award Agreements and the 2012 Performance Unit Award Agreement are hereby amended in full force and effect as of the date hereof.

[SIGNATURE PAGE TO FOLLOW]

Exhibit 10.38

        IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the day and year first above written.

MARATHON PETROLEUM CORPORATION
By:	/s/ Gary R. Heminger Gary R. Heminger President and Chief Executive Officer